Exhibit 99.4

May 23, 2018

Board of Directors of

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

Reference is made to our opinion (the “Fairness Opinion”) dated March 27, 2018, addressed to the Board of Directors of RSP Permian, Inc. (the “Company”) as to the fairness, from a financial point of view, to the holders of Eligible Shares (as defined in the Fairness Opinion) of the Company of the merger consideration to be paid pursuant to the Agreement and Plan of Merger, by and among the Company, Concho Resources, Inc. (“Concho”) and Green Merger Sub Inc. We consent to the inclusion of the Fairness Opinion and a description of and references to the Fairness Opinion in the joint proxy statement/prospectus of Concho and the Company, which is part of this Amendment No. 1 to the Registration Statement of Concho on Form S-4 to be filed with the Securities and Exchange Commission on or about May 23, 2018.

Very truly yours,

Tudor Pickering Holt & Co Advisors LP

By:	/s/ Paul F. Perea
Name:	Paul F. Perea
Title:	Managing Director

Heritage Plaza | 1111 Bagby, Suite 5100 | Houston, Texas 77002 | www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc. | Tudor Pickering Holt & Co Advisors LP | Members FINRA/SIPC